Exhibit 10.10

AMENDMENT #1 TO JOINT DEVELOPMENT AGREEMENT

WHEREAS, CDx. Inc. ("CDX") and Next Dimension Technologies. Inc. ("NDT") are parties to a Joint Development Agreement (the "Agreement") executed by the parties on November 1, 2013; and

WHEREAS, pursuant to Paragraph 11.3 of the Agreement. both parties now desire to further modify and amend the Agreement;

NOW, THEREFORE, in consideration of the mutual undertakings of the parties as set forth below as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CDX and NDT do hereby mutually agree as follows:

1. With respect to Paragraph 2.2. this paragraph shall be deleted in its entirety and replaced with the following:

"2.2 Task Authorization. NDT must not undertake any Task as defined in Exhibit A until CDX has provided written authorization to NDT to do so. Notwithstanding the foregoing. NDT is authorized to undertake Task 1.1. Task 1.2. and Task 2.1 as set forth in Exhibit A."

2. With respect to Exhibit A, Task 1.1. Task 1.1 shall be deleted in its entirety and replaced with Exhibit A, Task 1.1 attached hereto.

3. With respect to Exhibit A, Task 2.1. Task 2.1 shall be deleted in its entirety and replaced with Exhibit A, Task 2.1 attached hereto.

4. All remaining terms and conditions of Agreement remain in full force and effect, as modified and amended hereby and are hereby ratified by the parties.

5. After full execution of this Amendment #1, the Agreement shall be deemed to include the modifications and amendments herein.

IN WITNESS WHEREOF, the parties have caused this Amendment #1 to be executed by their authorized representatives as of the respective dates written below.

CDX, Inc.		Next Dimension Technologies, Inc.

By:	/s/ Daniel Yazbeck	By:	/s/ William Royea

Name:	Daniel Yazbeck	Name:	William Royea
Title:	CEO	Title:	President

Date:	April 21, 2014	Date:	April 21, 2014

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Task 1.1: Development of a testing platform for off-site, laboratory-based testing of cannabis

Task objective

NDT will develop: (1) a            capable of discriminating between 10 different strains of simulated cannabis, (2) a laboratory-based testing system that can be interfaced to standard, commercially available measurement instruments and allow testing of the sensor array with samples of cannabis flower, and (3) software to control and allow collection of raw data from the laboratory-based testing system. At the conclusion of the task, NDT will deliver the laboratory-based testing system to CDX for further testing and data collection at an off-site laboratory facility.

Key deliverables and deadlines

● Development of a sensor array that is capable of detecting 3 strains of cannabis (completed by week 13)

● Development of a sensor array that is capable of detecting 10 strains of cannabis (completed by week 30)

● Development of a laboratory-based testing system that can be interfaced to standard, commercially available measurement instruments and allow for testing of the sensor array with samples of cannabis flower (completed by week 30)

● Development of software to control and collect raw data from the laboratory-based testing system (completed by week 30)

● Delivery of an oral presentation on the status of the 3-strain sensor array (to be scheduled following week 10)

● Delivery of an oral presentation on the status of the 10-strain sensor array and laboratory-based testing system (to be scheduled following week 30)

● Delivery of the laboratory testing system, associated software, and three (3) sensor arrays to a delivery address to be provided by CDX (shipped by week 30).

Performance time	30 weeks
Anticipated start date	November 1, 2013
Anticipated completion date	May 31, 2014
Total budget	$
Payment schedule	● $ upon completion of week 22 (due within 10 days of invoice) ● $ upon shipment of laboratory-based testing system (due within 10 days of invoice)
Disclaimer	NDT will use reasonable efforts to achieve the performance goals specified by CDX. Notwithstanding, the proposed work is developmental in nature, and thus NDT makes no representation and provides no guarantee that the performance goals specified by CDX will be attained.

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Task 2.1: Development of a novel sampling sub-system for vapor phase analysis of cannabis vapor

Task objective

NDT will design a new sampling sub-system for use in an integrated, portable cannabis detector. The system will consist of: (1)            can be integrated into an electronic readout system, (2) a            (3) a           switch (optional, depending on the overall detector architecture), and (4) that interfaces to the sensor substrate and provides electrical connection to the readout electronics. A second, alternate design of the substrate and sensor chamber will also be developed. The system will be optimized and tested for cannabis and compounds associated with cannabis. The components for three (3) completed sampling sub-systems will be delivered to CDX for further testing and evaluation.

Key deliverables and deadlines

● Delivery of an oral presentation on the design and development of the sampling sub-system (to be scheduled in week 2)

● Delivery of an oral presentation on the design and development of the sampling sub-system (to be scheduled following week 6)

● Delivery of an oral presentation on the design and development of the sampling sub-system (to be scheduled following week 12)

● Delivery of an oral presentation on the design and development of the sampling sub-system (to be scheduled following week 18)

● Delivery of three (3) completed sampling sub-systems along with associated measured performance data to a delivery address to be provided by CDX (shipped by week 18).

Performance time	18 weeks
Anticipated start date	April 21, 2014
Anticipated completion date	August 25, 2014
Total budget	$
Payment schedule	● $ upon completion of week 6 (due within 10 days of invoice) ● $ upon completion of week 12 (due within 10 days of invoice) ● $ upon completion of week 18 (due within 10 days of invoice)
Disclaimer	NDT will use reasonable efforts to achieve performance goals specified by CDX. Notwithstanding, the proposed work is developmental in nature, and thus NDT makes no representation and provides no guarantee that the performance goals specified by CDX will be attained.

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